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                         [Hunton & Williams Letterhead]

                                      March 29, 1999


CrestFunds, Inc.
32 South Street
Baltimore, MD 21202

STI Classic Funds
2 Oliver Street
Boston, MA 02109


                                REORGANIZATION OF CRESTFUNDS, INC.
                                      AND STI CLASSIC FUNDS
                                CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

     We have acted as counsel to CrestFunds, Inc., a Maryland corporation ("CrestFunds"), in connection with the proposed acquisitions of the assets of each of CrestFunds' fifteen investment series (the "Selling Funds") by fifteen corresponding investment series (the "Acquiring Funds") of STI Classic Funds, a Massachusetts business trust ("STI"). For six of the fifteen acquisitions, the Acquiring Fund will be an existing STI fund (a "C Reorganization"). For nine of the fifteen acquisitions, the Acquiring Fund will be a newly-formed STI fund (an "F Reorganization"). This letter refers to the C Reorganizations and F Reorganizations collectively as the "Reorganizations" and individually as a "Reorganization." You have requested our opinion concerning certain federal income tax consequences of the Reorganizations.

     With respect to each Reorganization; (1) the Selling Fund will transfer all of its assets to the corresponding Acquiring Fund in exchange for Trust Shares, Investor Shares and/or Flex Shares of beneficial interest of the corresponding Acquiring Fund (the "Acquiring Fund Shares"); (2) each Acquiring Fund will assume the liabilities, if any, of

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STI Classic Funds
March 29, 1999
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the corresponding Selling Fund; (3) each Selling Fund will distribute the
Acquiring Fund Shares (including fractional shares, if any) to its shareholders; and (4) each Selling Fund will terminate its existence. No shareholders of any Selling Fund are entitled to dissenters' rights with respect to a Reorganization.

     The Reorganization will be accomplished pursuant to an Agreement and Plan of Reorganization (the "Agreement"). In giving this opinion, we have examined a draft of the Agreement and such other documents as we have considered necessary. We assume that the final, executed versions of the Agreement and other relevant documents currently in draft form will be substantially the same as the drafts we have reviewed, except for any changes that we approve. In addition, we assume the following facts:

     1. Each Selling Fund is a separate investment series of CrestFunds that qualifies, and will continue to qualify up to the effective time of its Reorganization, as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and as a separate corporation under section 851(g) of the Code. This means, among other things, that for each C Reorganization, the Selling Fund will satisfy the distribution requirements of section 852(a)(1) of the Code for its taxable year ending on the effective date of its Reorganization.

     2. Each Acquiring Fund is a separate investment series of STI that qualifies, and will continue to qualify after its Reorganization, as a RIC under Subchapter M of the Code and as a separate corporation under section 851(g) of the Code.

     3. For each Reorganization, the fair market value of the Acquiring Fund Shares received by a Selling Fund shareholder will be approximately equal to the fair market value of the Selling Fund shares surrendered in exchange.

     4. For each Reorganization, the Acquiring Fund will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the corresponding Selling Fund immediately before the Reorganization. For this purpose, assets of the Selling Fund held immediately before the Reorganization are deemed to include
(a) amounts paid or payable for expenses incurred by the Selling Fund in connection with the Reorganization and (b) all redemptions and distributions made by the Selling Fund in connection with the Reorganization (except for redemptions pursuant to a demand of a shareholder in the ordinary course of the Selling Fund's

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STI Classic Funds
March 29, 1999
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business as an open-end investment company pursuant to section 22(e) of the Investment Company Act of 1940 (the "1940 Act") and regular, normal dividends).

     5. For each F Reorganization, immediately following the F Reorganization, the Acquiring Fund will possess the same assets and liabilities, if any, except for assets used to pay expenses incurred in connection with the transaction, as those possessed by the Selling Fund immediately before the F Reorganization. Assets used to pay expenses and all redemptions and distributions (except for regular, normal redemptions and dividends) made by the Selling Fund in connection with the F Reorganization will, in the aggregate, constitute less than one percent of the net assets of the Selling Fund.

     6. For each C Reorganization, the Acquiring Fund will continue the historic investment business of the Selling Fund (with substantially the same investment objectives as those of the Selling Fund) or use a majority of the Selling Fund's historic business assets in an investment business. For this purpose, the Selling Fund's historic business assets include any assets disposed of by the Selling Fund pursuant to the Agreement.

     7. For each F Reorganization, the Acquiring Fund will continue the historic investment business of the Selling Fund (with substantially the same investment objectives as those of the Selling Fund).

     8. For each Reorganization, there is no plan or intention by the Acquiring Fund to sell or otherwise dispose of, or to cause the sale or disposition of, any of the assets of the Selling Fund acquired in the Reorganization, except for (a) dispositions made in the ordinary course of business and/or (b) in the case of a C Reorganization only, the sale of a minority of the Selling Fund's assets (including any assets disposed of by the Selling Fund pursuant to the Agreement) if necessary to comply with the Acquiring Fund's investment objectives or to comply with its investment limitations.

     9. For each Reorganization, there is no intercorporate indebtedness between the Acquiring Fund and the Selling Fund.

     10. For each Reorganization, none of the Selling Fund's shares has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by the Selling Fund in anticipation of the Reorganization (except for redemptions

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STI Classic Funds
March 29, 1999
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pursuant to a demand of a shareholder in the ordinary course of the Selling
Fund's business as an open-end investment company pursuant to section 22(e) of the 1940 Act), and the Selling Fund has not made and will not make any extraordinary distribution with respect to its shares in anticipation of the Reorganization (except for any distribution necessary for the Selling Fund to comply with the distribution requirements of section 852(a)(1) of the Code).

     11. For each Reorganization, the Acquiring Fund has no plan or intention to reacquire directly or indirectly (including, without limitation, through a partnership) or to make any extraordinary distribution with respect to any Acquiring Fund Shares issued in the Reorganization (except for redemptions pursuant to a demand of a shareholder in the ordinary course of the Acquiring Fund's business as an open-end investment company pursuant to section 22(c) of the 1940 Act).

     12. For each Reorganization, the Acquiring Fund (a) has not transferred and will not transfer cash or other property to the Selling Fund in anticipation of the Reorganization and (b) has not made and will not make any loan to the Selling Fund in anticipation of the Reorganization.

     13. For each Reorganization, the Acquiring Fund, the Selling Fund, and the Selling Fund's shareholders have paid or will pay their respective expenses, if any, incurred in connection with the Reorganization, except that the Acquiring Fund might pay expenses of the Selling Fund solely and directly related to such Reorganization.

     14. For each Reorganization, the liabilities, if any, of the Selling Fund to be assumed by the Acquiring Fund and the liabilities to which the assets of the Selling Fund are subject, if any, were incurred by the Selling Fund in the ordinary course of business, except for liabilities for expenses of the Selling Fund solely and directly related to the Reorganization.

     15. For each Reorganization, on the effective date of the Reorganization, each of the fair market value and the adjusted federal income tax basis of the Selling Fund's assets transferred to the Acquiring Fund will exceed the sum of the Selling Fund's liabilities, if any, assumed by the Acquiring Fund, plus (without duplication) the amount of liabilities, if any, to which the transferred assets are subject.



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STI Classic Funds
March 29, 1999
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     16. For each Reorganization, the Selling Fund either (a) does not hold any asset acquired from another corporation in a transaction in which gain or loss was not recognized for federal income tax purposes by the transferor corporation or (b) if it does hold an asset so acquired, it does not hold any asset the disposition of which could be subject to tax under section 1374 of the Code or subject to a consent under section 341(f) of the Code.

     17. For each Reorganization, no Selling Fund shares acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(a) of the Code.

     18. For each Reorganization, the Acquiring Fund does not own, has not owned during the last five years, and will not own before the Reorganization, directly or indirectly, any of the Selling Fund shares.

     19. For each Reorganization, none of the compensation received by any shareholder-employee of the Selling Fund will be separate compensation for, or allocable to, any Selling Fund shares; none of the Acquiring Fund Shares received by any shareholder-employee of the Selling Fund will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of the Selling Fund will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     20. For each F Reorganization, immediately following the F
Reorganization, the Selling Fund shareholders will own all of the outstanding Acquiring Fund Shares and will own such shares solely by reason of their ownership of shares of the Selling Fund immediately before the F
Reorganization.

     21. For each F Reorganization, the Acquiring Fund will not have any assets before the Reorganization, except such assets as may be required to satisfy minimum capitalization requirements.

     22. For each F Reorganization, the Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the F Reorganization, except in the ordinary course of its business as an open-end investment company.

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STI Classic Funds
March 29, 1999
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     23. For each F Reorganization, as the time of the F Reorganization, the
Selling Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire shares in the Selling Fund.

     Based on the foregoing, and assuming that (1) the preceding factual assumptions will be accurate at the effective time of each Reorganization and (2) the Reorganizations, including the termination of each Selling Fund's existence, will be consummated in accordance with the Agreement, we are of the opinion that (under existing law) for federal income tax purposes:

     1. Each Reorganization will qualify as a reorganization within the meaning of section 368(a) of the Code.

     2. For each Reorganization, the Selling Fund and the Acquiring Fund each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

     3. For each Reorganization, the Selling Fund will recognize no gain or loss on the transfer of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of its liabilities or on the distribution of such Acquiring Fund Shares to its shareholders.

     4. For each Reorganization, the Acquiring Fund will recognize no gain or loss on its receipt of the assets of the Selling Fund in exchange solely for Acquiring Fund Shares and the assumption of the Selling Fund's liabilities.

     5. For each Reorganization, the Acquiring Fund's basis in the assets received from the Selling Fund will be the same as the Selling Fund's basis in such assets immediately before the Reorganization.

     6. For each Reorganization, the Acquiring Fund's holding period for the assets received will include the period during which the Selling Fund held such assets.

     7. For each Reorganization, a Selling Fund shareholder will recognize no gain or loss on the exchange of Selling Fund shares for Acquiring Fund Shares in the Reorganization.

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STI Classic Funds
March 29, 1999
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     8. For each Reorganization, the aggregate basis of the Acquiring Fund
Shares received by a Selling Fund's shareholder in the Reorganization will be the same as the aggregate basis of the Selling Fund shares exchanged therefor.

     9. For each Reorganization, the holding period for the Acquiring Fund Shares received by a Selling Fund shareholder in the Reorganization will include the holding period for the Selling Fund shares exchanged therefor, if such Selling Fund shares are held as a capital asset on the effective date of the Reorganization.

     Except as set forth above, we express no opinion regarding any tax consequences of the Reorganizations. This opinion is solely for your benefit and may not be relied on by any other person. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

     We consent to the use of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933 filed with the Securities and Exchange Commission by STI in connection with the Reorganizations. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                       Very truly yours,

                                       /s/ Hunton & Williams